Exhibit 10.20(ii)
Amendment To
Executive Employment Agreement
for
N. Anthony Coles, M.D.
     This Amendment To Executive Employment Agreement for N. Anthony Coles, M.D. (the “Amendment”) is made and entered into, as of March 12, 2009 (the “Effective Date”), by and between Onyx Pharmaceuticals, Inc., a Delaware corporation (“Company”), and N. Anthony Coles, M.D. (“Executive”). As of the Effective Date, the Company and Executive hereby amend that certain Executive Employment Agreement for N. Anthony Coles between them entered into as of February 22, 2008 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A, as follows:
     1. Amendment of Section 2.6(d). Section 2.6(d) of the Employment Agreement is hereby amended and restated in full:
          (d) Housing Allowance and Restricted Stock Award. Executive will be eligible to receive the following additional relocation benefits from the Company, which additional relocation benefits shall not be subject to further modification or negotiation by the parties:
               (i) Housing Allowance. For up to thirty (30) months after the Start Date, Executive will be eligible to receive a monthly temporary housing allowance of $10,000 (the “Housing Allowance”), contingent upon his continued employment, the after-tax amount of which shall be used for Executive’s rental or lease payments. The Housing Allowance payments will cease immediately upon the closing date of Executive’s purchase of a residence in the San Francisco Bay Area. The Housing Allowance will be subject to required payroll deductions and withholdings, and will not be considered by the Company part of Executive’s Base Salary, including but not limited to for such purposes as determination of the Annual Bonus, the Severance Benefits (described in Section 5.2(b)), or for the purposes of the Change in Control Agreement (described in Section 5.5).
               (ii) Restricted Stock Award. Effective as of March 12, 2009, Executive was granted a new special restricted stock award for twenty thousand (20,000) shares of the Company’s Common Stock (the “Housing Stock Award”) which will vest in full, subject to Executive’s continued employment, on March 12, 2010 if, as of that date, Executive has purchased a residence in the San Francisco Bay Area which shall serve as the primary residence for Executive. If Executive has not purchased a primary residence in the San Francisco Bay Area as of March 12, 2010, then the Housing Stock Award will vest in full upon the closing date of his subsequent purchase of a primary residence in the San Francisco Bay Area if such closing date is no later than September 12, 2010. If Executive has not purchased a primary residence house in the San Francisco Bay Area by September 12, 2010, or if his employment with the Company terminates for any reason prior to such date and the Housing Stock Award has not vested as of Executive’s termination date, then the Housing Stock Award lapses entirely and will not vest regardless of any subsequent residential purchase by Executive. Notwithstanding any language to the contrary in the Employment Agreement, the Change in Control Agreement, the

Company’s equity incentive plan, or otherwise, the Housing Stock Award shall not be subject to any acceleration of vesting, and will vest only in accordance with this Section 2.6(d).
     2. Miscellaneous. This Amendment constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to amendment of the Employment Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Any provisions of the Employment Agreement contrary to this Amendment are hereby superseded and replaced, and the remaining portions of the Employment Agreement remain in full force and effect. This Amendment cannot be modified or amended except in writing approved by the Company’s Board of Directors and signed by a duly authorized officer or director of the Company and Executive. This Amendment will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Amendment shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Amendment shall not be construed against either party as the drafter. Any waiver of a breach of this Amendment, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted via PDF shall be equivalent to original signatures.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Onyx Pharmaceuticals, Inc.			N. Anthony Coles, M.D.
A Delaware Corporation			An Individual

By:	/s/ Paul Goddard		/s/ N. Anthony Coles

	Name:	Paul Goddard
	Title:	Lead Director of Board of Directors

Exhibit A
EXECUTIVE EMPLOYMENT AGREEMENT
FOR
N. ANTHONY COLES, M.D.